Exhibit 99.1

Contact:
Renee L. Grable Mullen
Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE SERVICES, INC. REPORTS

THIRD QUARTER 2004 RESULTS

SAN DIEGO – (November 4, 2004) – AMN Healthcare Services, Inc. (NYSE: AHS) today reported revenue for the third quarter of 2004 of $156.1 million, compared to $171.5 million for the third quarter of 2003, and $153.4 million for the second quarter of 2004. The company generated net income of $3.9 million for the third quarter of 2004, resulting in diluted earnings per share of $0.13. This compares to net income of $9.3 million, or diluted earnings per share of $0.22 for the third quarter of 2003, and net income of $4.3 million, or diluted earnings per share of $0.14 for the second quarter of 2004.

For the nine months ended September 30, 2004, the company reported revenue of $470.7 million, compared to $554.6 million reported for the same period a year ago. For the nine months ended September 30, 2004, the company reported earnings per diluted share of $0.41, compared to $0.78 per diluted share reported for the same period a year ago.

“We are pleased to report solid third quarter results, which were in line with our expectations. For the quarter, we had an average of 6,123 travelers on assignment, which was higher than our original expectations,” said Steven C. Francis, chief executive officer. “We launched several initiatives during the last 18 months to strengthen our processes and systems, and these helped to contribute to this quarter’s results and we believe will contribute to future results as well. We have seen four quarters of sustained growth in demand for our services and are now encouraged by an improving supply of travel nurses. The favorable trends we saw in our business in the third quarter continue, and we believe that we are seeing some early signs of an improving healthcare staffing market,” added Francis.

Gross profit margin for the third quarter of 2004 was 23.5%, which was slightly above the company’s expectations. This improvement in gross margin was partially related to an adjustment in the workers compensation reserve. In addition, the company achieved reductions in housing and health insurance expenses, as a percentage of revenue during the third quarter. Excluding the workers compensation reserve adjustment, gross profit margin would have been 23.3%, which represents an increase of 50 basis points over the gross margins of the prior quarter as well as the third quarter of 2003.

Selling, general and administrative expenses for the third quarter of 2004 were $26.4 million, representing 16.9% of revenue, compared to $22.2 million, or 12.9% of revenue, for the third quarter of 2003, and $24.0 million, or 15.7% of revenue in the second quarter of 2004. The increase in selling, general and administrative expenses compared to the prior year was primarily due to an adjustment to the professional liability insurance reserve and increased consulting and accounting fees. Excluding the professional liability reserve adjustment, selling, general and administrative expenses in the third quarter would have represented 16.1% of revenue.

Income from operations was $8.7 million for the third quarter of 2004, compared to $15.4 million for the third quarter of 2003, and $9.2 million for the second quarter of 2004. The income from operations as a percentage of revenue for the third quarter of 2004 was 5.5%, a slight decline from the second quarter of 2004, due primarily to the increased professional liability reserve, and lower than the 9.0% reported for the third quarter of 2003.

Net interest expense for the third quarter of 2004 was $2.4 million, compared to net interest expense of $0.1 million in the third quarter of 2003, and $2.1 million in the second quarter of 2004. The increase in interest expense over the prior year was primarily a result of borrowings associated with the self-tender offer completed in October 2003. The increase in interest expense over the prior quarter was primarily due to the accelerated amortization of deferred financing costs of $0.5 million, resulting from the significant prepayment of $22.0 million of the company’s term loan, during the quarter.

During the third quarter, AMN generated $19.9 million in cash provided by operating activities, and as of September 30, 2004, the company had $9.2 million of cash and cash equivalents on hand. Total debt outstanding as of September 30, 2004 was $105.2 million, which represents a reduction of $33.7 million since December 31, 2003. The weighted average diluted shares outstanding for the third quarter of 2004 were 31.4 million.

Revenue and Earnings Guidance for Fourth Quarter and Full Year 2004

Consistent with previous practice, the company provides revenue and earnings guidance for the next quarter to be reported. Revenue for the fourth quarter of 2004 is expected to be in a range between $155 million and $160 million, resulting in net income ranging between $4.0 million and $4.7 million, or diluted earnings per share of approximately $0.13 to $0.15. The average number of travelers on assignment is expected to range between 6,200 and 6,350 in the fourth quarter. The company expects to have an average of approximately 31.4 million diluted shares outstanding for the fourth quarter of 2004.

Annual revenue for 2004 is expected to range between $626 million and $631 million, and diluted earnings per share for 2004 are expected to range from $0.54 to $0.56. The company expects to have an average of approximately 31.4 million diluted shares outstanding for 2004.

“Our fourth quarter estimates reflect stability in the temporary healthcare staffing environment,” said Francis. “We have seen sequential quarterly growth in demand for our services in the form of customer orders. While we still remain cautious, we believe the strength in demand has been significant enough to have an impact in generating more interest in travel assignments by nurses. We are encouraged by these developments in our industry and have reflected them in our fourth quarter guidance, which includes an expectation of sequential quarterly growth in the average number of travelers on assignment.”

Francis concluded, “We continue to focus on operational initiatives to increase efficiency, including controlling our cost structure and focusing on opportunities to generate additional revenue and cash flow in order to decrease our debt and create long-term value for our shareholders.”

Company Summary

AMN Healthcare Services, Inc., a leading healthcare staffing company, is the largest nationwide provider of travel nurse staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, of variable lengths, at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on November 5, 2004

AMN Healthcare Services, Inc.’s third quarter earnings conference call will be held on Friday, November 5, 2004 at 11:00 a.m. EST (8:00 a.m. PST). A live webcast of the call can be accessed at www.amnhealthcare.com/investors. Dialing (888) 230-1085 in the U.S. or (612) 288-0318 internationally can also access the live conference call. A telephonic replay of the call will also be available through November 18, 2004 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 749549. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of the company’s services; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare providers; the ability of our hospital and healthcare facility clients to retain and increase the productivity of their permanent staff; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to leverage its cost structure; the performance of our management information and communications systems; the effect of existing or future government legislation and regulation; and the company’s ability to grow and operate our business in compliance with legislation and regulation; the impact of medical malpractice and other claims asserted against the company; and the company’s ability to carry out its business strategy, including adapting to an increasingly competitive environment. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s annual report on Form 10-K for the year ended December 31, 2003 and the company’s quarterly report on Form 10-Q for the period ended June 30, 2004. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended September 30,		% Chg	Nine Months Ended September 30,		% Chg
	2004	2003		2004	2003
Revenue	$156,083	$171,463	(9)%	$470,716	$554,592	(15)%
Cost of revenue	119,383	132,438	(10)%	363,205	428,825	(15)%

Gross profit	36,700	39,025	(6)%	107,511	125,767	(15)%

	23.5%	22.8%		22.8%	22.7%
Expenses:
Selling, general and administrative (1)	26,395	22,167	19%	75,016	67,016	12%
	16.9%	12.9%		15.9%	12.1%
Non-cash stock-based compensation	218	218	0%	655	655	0%
Depreciation and amortization	1,425	1,203	18%	4,426	3,468	28%

Total expenses	28,038	23,588	19%	80,097	71,139	13%

Income from operations	8,662	15,437	(44)%	27,414	54,628	(50)%
	5.5%	9.0%		5.8%	9.9%
Interest expense, net	2,402	92	N/M	6,654	289	N/M

Income before income taxes	6,260	15,345	(59)%	20,760	54,339	(62)%
Income tax expense	2,330	6,059	(62)%	7,948	21,464	(63)%

Net income	$3,930	$9,286	(58)%	$12,812	$32,875	(61)%

	2.5%	5.4%		2.7%	5.9%

Basic and diluted net income per common share:
Basic net income per common share	$0.14	$0.25	(44)%	$0.45	$0.85	(47)%

Diluted net income per common share	$0.13	$0.22	(41)%	$0.41	$0.78	(47)%

Weighted average common shares outstanding - basic	28,321	37,881	(25)%	28,215	38,660	(27)%

Weighted average common shares outstanding - diluted	31,407	41,393	(24)%	31,345	42,046	(25)%

Other Financial and Operating Data:

Average travelers on assignment	6,123	6,723	(9)%	6,201	7,371	(16)%

Revenue per traveler per day	$277.08	$277.22	0%	$277.04	$275.60	1%

Gross profit per traveler per day	$65.15	$63.09	3%	$63.28	$62.50	1%

Adjusted EBITDA (2)	$10,305	$16,858	(39)%	$32,495	$58,751	(45)%

	6.6%	9.8%		6.9%	10.6%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.
(2)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,		% Chg	Nine Months Ended September 30,		% Chg
	2004	2003		2004	2003
Net income	$3,930	$9,286	(58)%	$12,812	$32,875	(61)%
Adjustments:
Interest expense, net	2,402	92		6,654	289
Income tax expense	2,330	6,059		7,948	21,464
Depreciation and amortization	1,425	1,203		4,426	3,468
Non-cash stock-based compensation	218	218		655	655

Adjusted EBITDA (1)	$10,305	$16,858	(39)%	$32,495	$58,751	(45)%

(1)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2004	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$9,207	$13,831	$4,687
Accounts receivable	108,152	111,024	117,392
Other current assets	14,354	14,001	15,862

Total current assets	131,713	138,856	137,941

Fixed assets	18,217	18,125	18,414
Goodwill	135,532	135,532	135,532
Deferred income taxes	832	4,102	6,071
Intangible and other assets	5,671	6,689	6,574

Total assets	$291,965	$303,304	$304,532

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$14,393	$10,752	$12,954
Accrued compensation and benefits	37,262	33,629	32,117
Current portion of notes payable	4,971	6,000	13,400
Other current liabilities	410	524	2,488

Total current liabilities	57,036	50,905	60,959

Notes payable, less current portion	100,245	122,500	125,500
Other long-term liabilities	2,854	2,520	1,976

Total liabilities	160,135	175,925	188,435

Stockholders’ equity	131,830	127,379	116,097

Total liabilities and stockholders’ equity	$291,965	$303,304	$304,532

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net cash provided by operating activities	$19,929	$17,447	$40,816	$64,147
Net cash used in investing activities	(1,458)	(4,026)	(3,991)	(12,058)
Net cash used in financing activities	(23,076)	(841)	(32,249)	(36,072)
Effect of exchange rate changes on cash	(19)	(10)	(56)	(75)

Net increase (decrease) in cash and cash equivalents	(4,624)	12,570	4,520	15,942
Cash and cash equivalents at beginning of period	13,831	43,507	4,687	40,135

Cash and cash equivalents at end of period	$9,207	$56,077	$9,207	$56,077

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